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     DATED         21st June                                      1995
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          (1)  TKM GROUP PENSION TRUST LIMITED

          (2)  CORNIBI LIMITED




         --------------------------------------------------------------

                                    TRANSFER

                   relating to Land and Buildings on the north
                     west side of School Lane Chandlers Ford

         --------------------------------------------------------------

















                                     BOODLE
                                    HATFIELD

                         43 Brook Street London W1Y 2BL
                    Telephone 0171 629 7411 Fax 0171 629 2621 DX53

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                                H M LAND REGISTRY

                        LAND REGISTRATION ACTS 1925-1986

County and District:          Hampshire - Eastleigh

Title Number:                 HP215875

Property:                     Land and buildings on the north west
                              side of School Lane  Chandlers Ford

Date:                         21st June                          1995

1. IN CONSIDERATION of the payment of SEVEN HUNDRED THOUSAND POUNDS (L700,000.00) inclusive of Value Added Tax if any) (receipt of which is hereby acknowledged) TKM GROUP PENSION TRUST LIMITED of 40 Church Street Staines Middlesex TW18 4EP (the "Transferor") as trustees HEREBY TRANSFERS to CORNIBI LIMITED whose registered office is at 43 Brook Street London W1Y 2BL (the "Transferee") the land comprised in the above title.
2. THE Transferee hereby covenants with the Transferor to comply with the covenants and conditions contained or referred to in the title above mentioned and to indemnify the Transferor against any breach of those covenants and conditions where such breach would expose the Transferor to continuing liability.

IN WITNESS the parties have today executed this document as a deed.


                                        1

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THE COMMON SEAL of                 )
TKM GROUP PENSION TRUST LIMITED    )                        [SEAL]
was hereunto affixed               )
in the presence of :-              )




               Director /s/____________________________





               Director /s/____________________________






THE COMMON SEAL of                 )
CORNIBI LIMITED was                )                          [SEAL]
hereunto affixed in the            )
presence of :-                     )



               Director /s/ Alfred H. Hunt III







               Secretary /s/ Andrew Drake




                                        2

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                                     [LOGO]

                         [NABARRO NATHANSON  Letterhead]

               DATED         21st June               1995
               --------------------------------------------





                         TKM GROUP PENSION TRUST LIMITED

                                     - and -

                                 CORNIBI LIMITED




                    ________________________________________

                                    AGREEMENT

                      relating to the sale and purchase of

                                   York House
                                   School Lane
                            Chandler's Ford Hampshire

                    ----------------------------------------




                                Nabarro Nathanson
                               50 Stratton Street
                                 London W1X 6NX

                               Tel: 0171 493 9933

                      2S/DJL/T7/55/tmc   WP0876P   12/06/95


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Date of Agreement:       21st June                1995

                                   PARTICULARS
                                   -----------

Vendor:                        TKM GROUP PENSION TRUST LIMITED
                               of 40 Church Street Staines Middlesex TW18 4EP

- --------------------------------------------------------------------------------

Purchaser:                     CORNIBI LIMITED whose registered office is at 43
                               Brook Street London W1Y 2BL

- --------------------------------------------------------------------------------

Property:                      York House School Lane Chandlers Ford Hampshire

- --------------------------------------------------------------------------------

Property price:                L700,000

- --------------------------------------------------------------------------------

Completion Date:               21st June 1995

- --------------------------------------------------------------------------------

Registered Title:              County and District       Hampshire Eastleigh
(where title registered):      (or London Borough):
                               Title Number:             HP215875
                               Class of Title:           Freehold Absolute

- --------------------------------------------------------------------------------

Occupational Lease:            The documents referred to in the Schedule

- --------------------------------------------------------------------------------

Assurance:                     The transfer of the Property to the Purchaser

- --------------------------------------------------------------------------------

Interest:                      Interest at the rate of 4% per annum above
                               Midland Bank plc base rate from time to time in force

- --------------------------------------------------------------------------------

Vendor's Solicitors:           Nabarro Nathanson
                               50 Stratton Street
                               London W1X5FL
                               Ref: 2S/MK/T7/55

- --------------------------------------------------------------------------------


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- --------------------------------------------------------------------------------

Purchaser's Solicitors:        Boodle Hatfield
                               of 43 Brook Street London W1Y 2BL

                               Ref:  KNM/13982/002

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

1.        INTERPRETATION

1.1 The Particulars constitute part of this Agreement and the expressions contained in the Particulars are incorporated as definitions.

1.2 The National Conditions of Sale (Twentieth Edition) as set out in pages 2 and 3 of the printed form of contract published by the Solicitors' Law Stationery Society Plc ("National Conditions") (except as varied by or inconsistent with this Agreement) are incorporated.

1.3 The clause headings in this Agreement are for ease of reference only and are not to be used for the purposes of construing this Agreement.

1.4 Obligations undertaken by more than one person are joint and several obligations.

1.5 This Agreement may only be varied in writing signed by or on behalf of the parties to it.

2.        SALE AND PURCHASE

          The Vendor will sell and the Purchaser will purchase the Property for the Property Price on the terms and conditions of this Agreement.

3.        COMPLETION

3.1 The sale and purchase will be completed and the Property Price paid before 1.00 pm on the Completion Date. Completion will take place at the Vendor's Solicitors offices or where they reasonably require within the City of London. If the Vendor's Solicitors agree to complete by post it will be at the Purchaser's risk.

3.2 The money due on completion will be paid by direct credit transfer (which the Vendor's Solicitors must receive as cleared funds by 1.00 pm on the day of completion) for the credit of a bank account specified by the Vendor's Solicitors or by any other method reasonably requested by the Vendor's Solicitors.

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4.        CAPACITY

          The Vendor sells as Trustee.

5.        TITLE

          Title to the Property will comprise Office Copies of the filed plan and entries appearing on the Registered Title.

6.        MATTERS AFFECTING THE PROPERTY

          The Property is sold subject to and with the benefit of all and any of the following in existence before the actual time of completion:

6.1 the matters contained or referred to in the entries appearing on the Registered Title but excluding entry number 4 of the Charges Register relating to the Occupational Lease.

6.2 all matters capable of registration as Local Land Charges or otherwise whether registered or not.

6.3 all notices served and proposals requirements or agreements made by or (as the case may be) with any competent authority or arising under statute.

6.4 all matters in the nature of overriding interests as set out in Section 70(1) of the Land Registration Act 1925 as amended.

6.5 all matters disclosed or which might reasonably be expected to be disclosed by searches and enquiries made by the Purchaser or which a prudent purchaser ought to make PROVIDED THAT the Vendor hereby warrants that the Vendor has disclosed to the Purchaser all such matters as referred to in 8.1, 8.2, 8.3 and 8.4 of which the Vendor is aware prior to the date hereof.

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7.        NATIONAL CONDITIONS

          The National Conditions are varied as follows:

7.1 "Working Day" means a day on which Clearing Banks in the City of London are (or would be but for a strike, lock-out, or other stoppage affecting a particular bank or banks generally) open during banking hours

7.2                 National Condition 5(3) will not apply

7.3 Proviso (i) to National Condition 5(5) is deleted and the following is substituted:

                    "(i) for the purposes of conditions 6, 7 and 8 only, if completion takes place later than 2.00 pm then the date of actual completion will be deemed to be the next Working Day after the day on which completion has taken place".

7.4 In National Condition 6(3) the words "or if the Vendor remains in beneficial occupation of the property after the Completion Date" are deleted.

7.5                 National Conditions 8(3) and 8(4) will not apply.

7.6                 National Conditions 15(2) 15(3) 15(4) 21(2) and 21(3) will not apply.

7.7 In National Conditions 22(2) and 22(3) "10 Working Days" is substituted for "16 working days". Any loss referred to in National Condition 22(3) will include Interest on the balance of the Property Price (giving credit for any re-sale price received by the Vendor).

8.        ACKNOWLEDGEMENTS

          The Purchaser confirms that:-

8.1                 it has inspected the Property

8.2 it has not been induced to enter into this Agreement by or in reliance upon any oral or written statement by the Vendor or anyone else on its behalf, except the Vendor's Solicitors' written replies to the written enquiries made by the Purchaser's Solicitors.

8.3 no error mis-statement or omission will annul the sale or entitle the Purchaser to compensation.

8.4 title to the Property has been deduced in full and copies of the Occupational Lease supplied to the Purchaser's Solicitors and the Purchaser will be deemed to purchase with full knowledge of the Vendor's title to the Property and the matters subject to which the Property is sold and will raise no objections or requisitions about them.

9.        ASSURANCE

9.1 The Purchaser will not assign charge or deal in any way with the benefit of this Agreement and the Vendor will only execute one Assurance of the Property as a whole in favour of the Purchaser named in this Agreement at the Property Price.

9.2 In the Assurance the Purchaser will covenant with the Vendor to comply with the covenants and conditions contained or referred to in the Registered Title and to indemnify the Vendor against any breach of those covenants and conditions where such breach would expose the Vendor to continuing liability.

9.3 The Assurance will be prepared in original and counterpart and the original will be executed by the Vendor and the counterpart will be executed by the Purchaser. The Purchaser will arrange for the counterpart Assurance to be stamped and denoted at the Purchaser's expense and returned within 21 days after completion to the Vendor's Solicitors.

10.1 The Vendor hereby warrants that it is has not made any election to waive exemption in respect of the Property and agrees that it will not exercise

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                    such election at any time whether before or after the date of actual completion.

10.2 If the Vendor has elected or so elects to waive exemption in respect of the Property clause 12.1 shall not apply and the Purchase Price shall be deemed to be inclusive of any VAT for which the Vendor becomes accountable.

11.       INSURANCE

          At any time after the date of completion the Vendor may terminate any insurance policy effected by it in relation to the Property.

12.       JURISDICTION

          The proper law of this Agreement and the jurisdiction to which the parties are subject is that of England and the Purchaser agree that the office of the Purchaser's Solicitors is an effective address for service upon it of any notices to be served under this Agreement or of any proceedings commenced in the English Courts and the Assurance will contain a provision in this form.

13.       NON-MERGER

          The provisions of this Agreement will remain in full force and effect (notwithstanding completion of the sale and purchase) to the extent that they remain to be complied with.

14.       NOTICES

14.1 Any demand or notice to be served on any party under this Agreement will be validly served if sent by first class post addressed to that party (and if there is more than one of them to any of them) at the person's registered office address (as recorded for the time being at Companies' Registration Office) if it is a company or at its last known address or at the address given in this Agreement.

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14.2                Any demand or notice sent by post will be conclusively
                    treated as having been served forty eight (48) hours after posting.

14.3 The provisions for postal service set out above are not to prevent any other effective form of service.


                      THE SCHEDULE hereinbefore referred to

                              (OCCUPATIONAL LEASE)


DOCUMENT                      DATE                     PARTIES

Lease                         16.07.1984               The Vendor (1)
                                                       York Limited (2)

Licence for Alterations       28.08.1985               The Vendor (1)
                                                       York Limited (2)


SIGNED for and on behalf      )
of the Vendor by an           )         /s/________________________________
authorised signatory          )




SIGNED for and on behalf      )
of the Purchaser by an        )         /s/________________________________
authorised signatory          )